Exhibit 99.6

[RATE ADJUSTMENT AGREEMENT]

5

Rate Adjustment Agreement for Series A MuniFund Preferred Shares (the “Series A MFP Shares”)

of Nuveen Quality Municipal Income Fund (the “Fund”)

Dated as of October 1, 2018

1. In accordance with Section 2.1(h) of the Supplement to the Statement Establishing and Fixing the Rights and Preferences of Series A MuniFund Preferred Shares Initially Designating the Variable Rate Mode for the Series A MuniFund Preferred Shares (the “Original Supplement”), effective January 29, 2018, and Section 6.2 of the Series A MuniFund Preferred Shares (MFP) Purchase and Exchange Agreement, dated as of January 29, 2018 (the “Purchase and Exchange Agreement”), the Fund and Wells Fargo Bank, National Association (“Wells Fargo”), as the Required Beneficial Owners and as the Purchaser under the Purchase and Exchange Agreement, hereby agree to amendment of the Original Supplement as provided in Amendment No. 1 to Supplement to the Statement Establishing and Fixing the Rights and Preferences of Series A MuniFund Preferred Shares Initially Designating the Variable Rate Mode for the Series A MuniFund Preferred Shares in the form set forth in Attachment A hereto (the “Amendment,” and the Original Supplement as modified thereby, the “New Supplement”), and to an Adjusted Dividend Rate and other terms set forth in the Amendment, effective October 1, 2018, following the execution and delivery of this agreement and the execution and delivery to Wells Fargo by the Fund of the Amendment.

2. The parties to this agreement agree that the foregoing agreements shall be binding on the current Holders and Beneficial Owners and each subsequent Holder and Beneficial Owner of the Series A MFP Shares.

3. The Fund and Wells Fargo, as Purchaser, further agree that, effective October 1, 2018:

(i)

References to the “Supplement” in the Purchase and Exchange Agreement shall be deemed to be to the New Supplement, and that, as modified hereby, the Purchase and Exchange Agreement shall continue in full force and effect.

(ii)	The definition of “Overconcentration Amount” in the Purchase and Exchange Agreement is hereby amended and restated as follows:

“Overconcentration Amount” means as of any date of calculation of the Effective Leverage Ratio for the Fund, an amount equal to the sum of (without duplication):

(a)

for investments (excluding pre-refunded securities) of the Fund constituting obligations of issuers within a single state or territory rated below AA (or the equivalent): 25% of the Market Value of such investments in excess of 25.0% but not in excess of 30.0%; plus 100% of the Market Value of such investments in excess of 30.0%;

(b)

for investments (excluding pre-refunded securities) of the Fund rated below A- (or the equivalent): 25% of the Market Value of such investments in excess of 35.0% but not in excess of 40.0%; 100% of the Market Value of such investments in excess of 40.0%;

(c)

for investments (excluding pre-refunded securities) of the Fund that are unrated by any of Fitch, Moody’s or S&P: 25% of the Market Value of such investments in excess of 25.0% but not in excess of 35.0%; plus 100% of the Market Value of such investments in excess of 35.0%;

(d)

for investments (excluding pre-refunded securities) of the Fund that are obligations of a single issuer and that are rated at least BBB- (or the equivalent): 100% of the Market Value of such investments in excess of 15.0%;

(e)

for investments (excluding pre-refunded securities) of the Fund that are obligations of a single issuer and that are rated below BBB- (or the equivalent): 100% of the Market Value of such investments in excess of 5.0%;

(f)

for investments (excluding pre-refunded securities) of the Fund that constitute exempt interest obligations backed primarily by payments from tobacco companies: 100% of the Market Value of such investments in excess of 20.0%;

(g)

for investments (excluding pre-refunded securities) of the Fund in a single Sector: 25% of the Market Value of such investments in excess of 30.0% but not in excess of 35.0%; plus 100% of the Market Value of such investments in excess of 35.0%; and

(h)

for investments (excluding pre-refunded securities) of the Fund in assets of the type described in Section 1.C.iv of Exhibit B (Eligible Assets): 100% of the Market Value of such investments in excess of 2.0%;

in each case, as a percentage of the Market Value of the Fund’s Managed Assets.

The rating of any investment (e.g., AA (or the equivalent)) used in determining the Overconcentration Amount shall be (a) the rating assigned to such investment if rated by only one of Fitch, Moody’s and S&P, (b) the higher of the ratings assigned to such investment if rated by any two of Fitch, Moody’s and S&P, (c) the highest rating assigned to such investment if rated by all three of Fitch, Moody’s and S&P, or (d) the equivalent rating based on the Fund’s internal credit due diligence, if not rated by any of Fitch, Moody’s and S&P.

(iii)	The final paragraph of Section 7.15 of the Purchase and Exchange Agreement is hereby deleted and replaced by the following:

In addition, the designation by the Board of Trustees of a replacement (the “Replacement”) to One-month LIBOR pursuant to the definition of One-month LIBOR contained in the Supplement, in the event that One-month LIBOR no longer appears or is not otherwise calculable as provided therein (the date of such event, the “Unavailability Date”), shall be subject to the prior written consent of the Majority Participants, which consent shall not be unreasonably withheld. If applicable, One-month LIBOR from the Unavailability Date to the date the Replacement (as applicable, in the form initially approved by the Board of Trustees or, if different, in the form subsequently agreed by the Fund and the Majority Participants) becomes effective with the prior written consent of the Majority Participants as provided above, shall be equal to One-month LIBOR as in effect immediately prior to the Unavailability Date.

(iv)	Exhibit B of the Purchase and Exchange Agreement is hereby amended and restated as set forth in Attachment B hereto.

4. The Fund agrees to pay the reasonable legal fees and expenses of counsel to Wells Fargo incurred in connection with this agreement and the implementation hereof.

5. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Original Supplement.

6. This agreement shall be construed in accordance with and governed by the laws of the State of New York, except section 7 below, which shall be construed with and governed by the domestic law of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS CONSENT.

The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other party hereto on any matters whatsoever arising out of or in any way connected with this consent.

7. A copy of the Fund’s Declaration is on file with the Secretary of the Commonwealth of Massachusetts. This consent has been executed on behalf of the Fund by an officer thereof in such capacity and not individually and the obligations of the Fund hereunder are not binding upon such officer, any of the trustees or the shareholders individually but are binding only upon the assets and property of the Fund.

8. This agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

[Signature Page Follows]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Required Beneficial Owners and Purchaser

By:	/s/ Adam Joseph
Name: Adam Joseph
Title: Managing Director

NUVEEN QUALITY MUNICIPAL INCOME FUND

By:	/s/ Mark L. Winget
Name: Mark L. Winget
Title: Vice President and Assistant Secretary

(NAD Series A – Rate Adjustment Agreement)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Required Beneficial Owners and Purchaser

By:
Name:
Title:

NUVEEN QUALITY MUNICIPAL INCOME FUND

By:	/s/ Mark L. Winget
Name: Mark L. Winget
Title: Vice President and Assistant Secretary

(NAD Series A – Rate Adjustment Agreement)

ATTACHMENT A

FORM OF AMENDMENT

NUVEEN QUALITY MUNICIPAL INCOME FUND

AMENDMENT NO. 1 TO

SUPPLEMENT TO THE STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF SERIES A MUNIFUND PREFERRED SHARES INITIALLY DESIGNATING THE

VARIABLE RATE MODE FOR THE SERIES A MUNIFUND PREFERRED SHARES

(ADJUSTABLE RATE)

(NAD SERIES A MFP)

NUVEEN QUALITY MUNICIPAL INCOME FUND

AMENDMENT NO. 1 TO

SUPPLEMENT TO THE STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF SERIES A MUNIFUND PREFERRED SHARES INITIALLY DESIGNATING THE

VARIABLE RATE MODE FOR THE SERIES A MUNIFUND PREFERRED SHARES

(ADJUSTABLE RATE) (the “Original Supplement”)

NUVEEN QUALITY MUNICIPAL INCOME FUND, a Massachusetts business trust (the “Fund”), hereby certifies that the Board of Trustees of the Fund has, by resolution, authorized this amendment (this “Amendment”) to the Original Supplement for the purpose of establishing an Adjusted Dividend Rate in accordance with Section 2.1(h) of the Original Supplement.

Section 1. General.

(a) Terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Supplement.

(b) The Original Supplement as amended hereby is hereinafter referred to as the “Supplement.”

(c) The Original Supplement became effective on the Mode Commencement Date. This Amendment shall be effective October 1, 2018 and remain in effect to and including the Mode Termination Date, subject to earlier amendment or supplementing of the Supplement in accordance with the terms thereof.

Section 2. Amendments.

(a) The definition of “Applicable Spread” under the heading “Definitions” in the Original Supplement is amended and restated in its entirety as follows:

“Applicable Spread” means, from and including October 1, 2018, with respect to any Dividend Reset Period: (i) the percentage per annum set forth opposite the highest applicable credit rating most recently assigned to the MFP Shares by any Rating Agency in the table set forth directly below on the Rate Determination Date for such Dividend Reset Period; or (ii) such spread or spreads as may be provided for in an Adjusted Dividend Rate established pursuant to Section 2.1(h); provided, however, that the “Applicable Spread” shall not apply for any Dividend Reset Period or portion thereof occurring during the Failed Transition Period, if any, except as provided in the definition of Failed Transition Period Applicable Spread or in the case of an Increased Rate Period occurring during the Failed Transition Period.

Long Term Ratings*
Fitch	Applicable Percentage**
AAA to AA	0.73%
AA-	0.93%
A+	1.13%
A	1.33%
A-	1.53%

Long Term Ratings*
Fitch	Applicable Percentage**
BBB+	2.43%
BBB	2.58%
BBB-	2.73%
*And/or the equivalent ratings of another Rating Agency then rating the MFP Shares utilizing the highest of the ratings of the Rating Agencies then rating the MFP Shares.	**Unless an Increased Rate Period is in effect or the Increased Rate otherwise applies to any portion of a Dividend Reset Period, in which case the Applicable Spread shall be 5.73% for such Increased Rate Period or such portion of a Dividend Reset Period, as the case may be.

(b) The definition of “Dividend Reset Date” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Dividend Reset Date” means (i) October 1, 2018, (ii) thereafter, the first day of each applicable Dividend Reset Period and (iii) as may be otherwise provided for an Adjusted Dividend Rate pursuant to Section 2.1(h).

(c) The definition of “Dividend Reset Period” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Dividend Reset Period” means, from and including October 1, 2018, the Initial Dividend Reset Period (as defined below) and any Subsequent Dividend Reset Period (as defined below); notwithstanding anything to the contrary in the Original Supplement, the last day of the Dividend Reset Period that commenced September 27, 2018 shall be September 30, 2018.

(d) The definition of “Increased Rate” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Increased Rate” means, from and including October 1, 2018, for any Increased Rate Period or any portion thereof to which the Increased Rate otherwise applies, the Index Rate for such Increased Rate Period or portion thereof plus an Applicable Spread of 5.73%.

(e) The definition of “Index Rate” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Index Rate” means, from and including October 1, 2018, the LIBOR Index Rate.

(f) The definition of “Initial Dividend Reset Period” is hereby amended and restated in its entirety as follows:

“Initial Dividend Reset Period” means, from and including October 1, 2018, the period commencing on, and including, October 1, 2018 and ending on, and including, October 31, 2018.

(g) The definition of “Rate Determination Date” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Rate Determination Date” means LIBOR Rate Determination Date.

(h) The definition of “SIFMA Municipal Swap Index” under the heading “Definitions” in the Original Supplement, from and including October 1, 2018, is hereby deleted and replaced in its entirety by the following, and any references in the Original Supplement to “SIFMA Municipal Swap Index” shall be deemed to be “One-month LIBOR”:

“One-month LIBOR” means:

(1) the rate for one-month deposits in U.S. dollars, commencing on the applicable Dividend Reset Date, that appears on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on the applicable Rate Determination Date; or

(2) if the rate referred to in clause (1) does not appear on the Designated LIBOR Page, or is not so published by 11:00 A.M., London time, on the applicable Rate Determination Date, the rate calculated by the Calculation Agent (as defined below) as the arithmetic mean of at least two quotations obtained by the Calculation Agent after requesting the principal London offices of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for one-month deposits in U.S. dollars, commencing on the applicable Dividend Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Rate Determination Date and in a principal amount that is representative for a single transaction in the U.S. dollars in that market at that time; or

(3) if fewer than two quotations referred to in clause (2) are so provided, the rate on the applicable Rate Determination Date calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, in The City of New York on the applicable Rate Determination Date by three major banks in The City of New York selected by the Calculation Agent for one-month loans in U.S. dollars to leading European banks commencing on the applicable Dividend Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

(4) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (3), One-month LIBOR as previously in effect on the applicable Dividend Reset Date.

Notwithstanding the foregoing, if (A) One-month LIBOR determined as set forth above in respect of any Dividend Reset Date would otherwise be less than zero (0), One-month LIBOR for such Dividend Reset Date will be deemed to be zero (0), and (B) One-month LIBOR no longer appears or is not otherwise calculable as provided above, then One-month LIBOR shall mean such other reasonably comparable index selected in good faith by the Board of Trustees.

For purposes of the definition of One-month LIBOR, the following terms shall have the respective meanings as set forth below:

“Calculation Agent” means The Bank of New York Mellon, or any successor Calculation Agent appointed by the Fund.

“Designated LIBOR Page” means the display on Bloomberg, or any successor service, on Page BBAL or any page as may replace that specified page on that service for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

(i) The definition of “Subsequent Dividend Reset Period” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Subsequent Dividend Reset Period” means, from and including October 1, 2018, the period from and including the first calendar day of the month following the Initial Dividend Reset Period to and including the last calendar day of such month and each subsequent period from and including the first calendar day of the month to and including the last calendar day of the month. Notwithstanding the foregoing, the final Subsequent Dividend Reset Period shall end on and include the earlier of (a) the last calendar day immediately the effective date of a new “Dividend Reset Period,” as established and defined pursuant to Section 2.1(h) of the Supplement and (b) the Mode Termination Date.

(j) Section 2.1(a) of the Original Supplement is hereby amended and restated in its entirety as follows:

The amount of dividends per share payable on MFP Shares on any Dividend Payment Date shall equal the sum of the dividends accumulated but not yet paid for each Dividend Reset Period (or portion thereof) in the related Dividend Period. The amount of dividends per share accumulated for each such Dividend Reset Period (or portion thereof) shall be computed by (i) multiplying the Dividend Rate in effect for MFP Shares for such Dividend Reset Period (or portion thereof) by a fraction, the numerator of which shall be the actual number of days in such Dividend Reset Period (or portion thereof) and the denominator of which shall be 360 and (ii) multiplying the product determined pursuant to clause (i) by the Liquidation Preference for an MFP Share. The Dividend Rate for the MFP Shares shall be adjusted to the Increased Rate for each Increased Rate Period (or portion of a Dividend Reset Period) as provided in Section 2.1(f) below. For each Dividend Reset Period (or portion thereof) during the Failed Transition Period, if any, the Dividend Rate shall be the Failed Transition Period Dividend Rate.

Section 3. New Adjusted Dividend Rate Terms.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), for purposes of the Adjusted Dividend Rate terms established hereby:

“LIBOR Index Rate” means, with respect to any Dividend Reset Period or portion thereof, 70% of One-month LIBOR as determined on the Rate Determination Date relating to the Dividend Reset Date commencing such Dividend Reset Period or portion thereof.

“LIBOR Rate Determination Date” means, (a) with respect to the Initial Dividend Reset Period for the MFP Shares, the date that is two London Banking Days preceding the Dividend Rest Date for such Initial Dividend Reset Period and, (b) with respect to any Subsequent Dividend Reset Period, the date that is two London Banking Days preceding the Dividend Reset Date for such Subsequent Dividend Reset Period.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

[Signature Page Appears on the Following Page]

IN WITNESS WHEREOF, Nuveen Quality Municipal Income Fund having duly adopted this Amendment to the Original Supplement, has caused these presents to be signed as of September 28, 2018 in its name and on its behalf by its Chief Administrative Officer and attested by its Vice President and Assistant Secretary. The Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and the said officers of the Fund have executed this amendment to the Original Supplement as officers and not individually, and the obligations of the Fund set forth in the Statement and the Original Supplement as amended hereby are not binding upon any such officers, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

NUVEEN QUALITY MUNICIPAL INCOME FUND

By:	/s/ Cedric H. Antosiewicz
Name:	Cedric H. Antosiewicz
Title:	Chief Administrative Officer

ATTEST:

/s/ Mark L. Winget
Name: Mark L. Winget
Title: Vice President and Assistant Secretary

ATTACHMENT B

ELIGIBLE ASSETS

ELIGIBLE ASSETS

On the Effective Date and at all times thereafter:

1.	All assets in the Fund consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:

A.	Debt obligations

i. “Municipal securities,” defined as obligations (whether documented as securities or as loans) of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization. The purchase of any municipal security will be based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and the Investment Adviser will monitor the creditworthiness of the Fund’s portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets. Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

ii. Debt obligations of the United States.

iii. Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation.

iv. Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

v. Debt obligations of the Federal Home Loan Banks.

vi. Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

vii. Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

viii. Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

ix. Debt obligations of issuers other than those specified in (i) through (viii) above that are “investment grade” and that are “marketable.” For these purposes, an obligation is:

(a) “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and

(b) “investment grade” if:

•

the obligor had adequate capacity to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

x. Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

The bonds, notes and other debt securities referenced in A above shall be defined as Eligible Assets. An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

B.	Derivatives

i.	Interest rate derivatives;

ii.	Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

iii.	Credit default swaps.

C.	Other Assets

i.

Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of Eligible Assets based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

ii.	Cash.

iii.	Repurchase agreements on assets described in A above.

iv.

Assets not otherwise covered in A, B or C above that the Investment Adviser or the Sub-Adviser may determine are in the best interest of shareholders of the Fund to acquire in pursuing a workout arrangement with issuers (of the types described in A above) of defaulted obligations, including, but not limited to, loans to the defaulted issuer or another party pursuant to the workout arrangement, or a debt, equity or other interest in the defaulted issuer or other party.

D.	Other assets, upon written agreement of the Purchaser that such assets are eligible for purchase by the Purchaser.

2.

The Investment Adviser has instituted policies and procedures that it believes are sufficient to ensure that the Fund and it comply with the representations, warranties and covenants contained in this Exhibit to the Agreement.

3.

The Fund will, upon request, provide the Purchaser and its internal and external auditors and inspectors as the Purchaser may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants contained in this Exhibit to the Agreement, but only for the purposes of internal and external audit.